Exhibit 99.1

SPECTRUM BRANDS ANNOUNCES RETIREMENT OF

GLOBAL OPERATIONS EXECUTIVE

ATLANTA, July 25, 2007 – (SPC: NYSE) – Spectrum Brands, Inc. disclosed today that Kenneth V. Biller, President of Global Operations, has announced his retirement from the company effective September 30, 2007. Biller’s responsibilities will be assumed by other members of Spectrum’s senior management team.

“Ken is completing a distinguished 35 year career with Spectrum Brands during which he was integral to the company’s growth from a locally owned Midwestern battery manufacturer to a global, multi-brand consumer products company,” said Kent Hussey, Chief Executive Officer. “His expertise and leadership were instrumental to the successful integration of our acquisitions, and he most recently spearheaded the consolidation of Spectrum Brands’ Global Operations division into our Global Batteries & Personal Care, Home & Garden and Global Pet Supplies business units. Throughout his years at the company, Ken has been a relentless advocate of quality, efficiency and superior technology, and a mentor to many of our senior managers. We wish Ken all the best in his well-earned retirement.”

Biller, 59, joined Rayovac Corporation in 1972 and held a series of management positions in technology and manufacturing operations. He was appointed Senior Vice President of Operations in 1998 and a year later was named Executive Vice President of Operations. In 2005 he became President of Global Operations, with responsibility for nearly 6000 employees around the globe. His many accomplishments include the integration and consolidation of technology, manufacturing and supply chain operations acquired along with VARTA AG in Germany in 2002, Remington Products LLC in 2003, Brazilian battery manufacturer Microlite S.A. and Ningbo Baowang China Battery Company in 2004, and United Industries and Tetra GmbH in 2005.

Biller currently serves on the Dean’s Advisory Board for the University of Wisconsin’s School of Business and in recent years has served as a member of the Advisory Board for the University of Wisconsin Operations and Technology Management program. He holds a Bachelor of Science in chemical engineering and a Masters of Business Administration from the University of Wisconsin.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

Investor Contact:

Nancy O’Donnell

VP Investor Relations, Spectrum Brands

770-829-6208

Media Contact:

Sard Verbinnen & Co for Spectrum Brands

Jamie Tully

212-687-8080